Exhibit 99.1

Cheryl Scully, Vice President and Treasurer, Appointed Interim CFO of AutoNation
Mike Short Announces Departure as CFO

FORT LAUDERDALE, Fla., January 7, 2014 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that Cheryl Scully, Vice President and Treasurer of the Company, was appointed interim Chief Financial Officer while the Company conducts a search for a new Chief Financial Officer. Mike Short, the Company’s Chief Financial Officer, will leave the Company effective January 7, 2014.

Mike Short said, “I’ve enjoyed my seven years at AutoNation, and I am proud to have contributed to the Company’s success. I have decided that now is the appropriate time to begin planning the next chapter, both professionally and personally for my family. By leaving now, both the Company and I will have the opportunity to start 2014 fresh.”

Mr. Jackson stated, “Mike Short has helped successfully navigate the Company through the economic downturn, as well as the recovery. He implemented our shared service capability giving AutoNation a competitive advantage. We wish Mike the best and understand his decision to make a change now.”

AutoNation has retained Heidrick & Struggles to conduct a national search for a new Chief Financial Officer. The Company will consider internal and external candidates for the role.

About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 269 new vehicle franchises, which sell 33 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.